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FORM 3                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                          OMB APPROVAL
                                                         Washington, D.C.  20549                               OMB Number: 3235-0104
                                                                                                         Expires: September 30, 1998
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES               Estimated average burden
                                                                                                      hours per response ....... 0.5

                                  Filed pursuant to Section 16(a) of the Securities Act of 1934,
                                  Section 17(a) of the Public Utility Holding Company Act of 1935
                                       or Section 30(f) of the Investment Company Act of 1940




(Print or Type Responses)

1. Name and Address of Reporting Person   2. Date of Event           4. Issuer Name and Ticker or Trading Symbol
                                             Requiring Statement
   Rubin           Stephen       W.          (Month/Day/Year)           American Disposal Services, Inc. (ADSI)
   (Last)          (First)   (Middle)
                                             June 23, 1998           5. Relationship of Reporting Person(s)     6.If Amendment,Date
                                                                        to Issuer (Check all applicable)          of Original
                                                                                                                  (Month/Day/ Year)
                                                                        X  Director              10% Owner
   44 Lockwood Road                                                        Officer (give         Other (specify 7.Individual or
                                                                                   title below)         below)    Joint/Group Filing
                                          3. IRS or Social                                                        (check Applicable
                                             Security Number of                                                   Line)
                 Street                      Reporting Person
  Scarsdale     New York      10583          (Voluntary)                                                          X Form filed by
   (City)        (State)      (Zip)                                                                                 One Reporting
                                                                                                                    Person

                                                                                                                    Form filed by
                                                                                                                    More than One
                                                                                                                    Reporting Person

                                      Table I -- Non-Derivative Securities Beneficially Owned

1. Title of Security                      2. Amount of Security      3. Ownership         4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                Beneficially Owned         From: Direct         (Instr. 5)
                                             (Instr. 4)                 (D)or Indirect (I)
                                                                        (Instr. 5)

















Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
          * If the form is filed by more than one reporting person, see Instruction 5(b)(v).                          SEC 1473(7-96)



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FORM 3 (continued) Table II - Derivative Securities Beneficially Owned
                  (e.g., puts, calls, warrants, options, convertible securities)


1. Title of Derivative Security    2. Date Exer-       3. Title and Amount of      4. Conversion   5. Owner- 6. Name of Indirect
   (Instr. 4)                         cisable and         Securities Underlying       or Exercise     ship      Beneficial Ownership
                                      Expiration Date     Derivative Security         Price of        Form of   (Instr. 5)
                                      (Month/Day/Year     (Instr. 4)                  Derivative      Derivative
                                                                                      Security        Security:
                                                                                                      Direct
                                                                                                      (D) or
                                                                                                      Indirect (I)
                                                                             Amount                   (Instr. 5)
                                                                             or Number
                                   Date      Expiration     Title            of
                                   Exer-      Date                           Share
                                   cisable

Stock Options puruant to the       6/23/98   6/23/08      Common Stock,     20,000    $43.125             D
 Amended and Restated 1996 Stock                           $.01 par value
 Option Plan (right to buy)






Explanation of Responses:


                                                                        /s/ Stephen W. Rubin               June 30, 1998
                                                                      -------------------------------      -------------
**Intentional misstatements or omissions of facts constitute          **Signature of Reporting Person           Date
   Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained                                               Page 2
in this form are not required to respond unless the form displays a                                                  SEC 1473 (7-96)
currently valied OMB Number

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